UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 30, 2005
InPlay Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-15069	88-0308867
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

234 South Extension Road
Mesa, Arizona	85210
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (480) 586-3300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES
EXHIBIT INDEX
Exhibit 10.13

Item 1.01 Entry into a Material Definitive Agreement.
     On September 30, 2005, InPlay Technologies entered into an employment agreement with Robert J. Brilon. The agreement provides that Mr. Brilon will serve as our Chief Executive Officer, President, and Chief Financial Officer. The agreement supersedes in its entirety our prior employment agreement with Mr. Brilon. The initial term of the agreement commences on October 1, 2005 and on each successive day following such date, without further action on the part of InPlay or Mr. Brilon, the term of the agreement is automatically renewed for a new two-year term.
     Under the agreement, we agreed to pay Mr. Brilon an annual base salary of $270,600, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors. Each year during the term of the agreement, we will pay to Mr. Brilon an incentive bonus of the greater of (i) an amount equal to 5% of InPlay’s net income before taxes, goodwill amortization, and non-cash charges; or (ii) an amount of up to 100% of Mr. Brilon’s base salary for such fiscal year, which shall be determined from Mr. Brilon’s achievement of performance standards or objectives set by the Board or Compensation Committee. We also will provide Mr. Brilon with full family medical benefits and a leased automobile or automobile allowance not to exceed $833 per month plus expenses.
     The agreement contains provisions prohibiting Mr. Brilon from (1) competing with us for a one-year period following termination of his employment, (2) taking certain actions intended to solicit our employees for a one-year period following termination of his employment and (3) making unauthorized use of disclosure of our trade secrets or other confidential information. The agreement also prohibits Mr. Brilon from soliciting our customers for a two-year period following termination of his employment with our company.
     If we terminate Mr. Brilon’s employment without cause, or if he terminates his employment with good reason, (1) we will pay Mr. Brilon his then-current annual salary for a two-year period, plus a bonus equal to 5% of our net income before taxes, goodwill amortization, and non-cash charges during the then-current fiscal year pro rated through the fiscal quarter of the termination date; (2) we will pay Mr. Brilon’s family medical and dental insurance coverage during the two-year period following termination of his employment; and (3) all of Mr. Brilon’s unvested stock options will immediately vest and become exercisable. In the event Mr. Brilon’s employment is terminated by reason of his death or disability, we will pay to Mr. Brilon his base salary and earned bonus through the date of termination of his employment. In the event Mr. Brilon’s employment is terminated by us without cause or for good reason in contemplation of or within one year following a change of control, Mr. Brilon may elect to receive either (i) a lump sum equal to 2.99 times his then-current annual base salary, or (ii) 5% of the gross consideration given in connection with the merger or acquisition that resulted in a change of control. All unvested stock options held by Mr. Brilon on the effective date of the change of control will immediately vest and become exercisable. In the event Mr. Brilon terminates his employment with us, and after execution of a continuing consulting agreement, we will continue to pay Mr. Brilon his then-current base salary during a six-month period following the date of termination of his employment.

     A copy of Mr. Brilon’s employment agreement is filed herewith as Exhibit 10.13.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InPlay Technologies, Inc. (Registrant)

Date: September 30, 2005	By:	/s/ Robert J. Brilon

Robert J. Brilon President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer (Principal Executive, Financial and Accounting Officer)
EXHIBIT INDEX

Exhibit No.	Description
10.13	Employment Agreement dated October 1, 2005 by and between InPlay Technologies, Inc. and Robert J. Brilon